EXHIBIT 99.1


PRESS RELEASE

KVH Industries Contact:               Pat Spratt, Chief Financial Officer
                                      401-847-3327

Investor Relations Contact:           Kellie Nugent, Financial Dynamics
                                      212-850-5600

KVH INDUSTRIES ANNOUNCES RESULTS FOR THE FIRST QUARTER

- Record Quarterly Revenue of $18.0 Million
- Return to Profitability with $0.01 Earnings per Share
- Satellite Communications Revenues Up 81%

MIDDLETOWN, RI - April 22, 2004 - KVH Industries (Nasdaq: KVHI), a leading provider of mobile satellite communications products and defense-related navigation and guidance systems, today reported its results for the quarter ended March 31, 2004. Revenue for the first quarter was $18.0 million, up 37% from $13.1 million for the quarter ended March 31, 2003. Net income for the period was $0.1 million, or $0.01 per share compared to net income of $0.2 million, or $0.02 per share, during the same period last year.

"We're off to a strong start this year with excellent growth in our satellite communications business, which helped us post quarterly revenues that broke our previous record by more than $2 million. We also executed a $1.75 million sequential improvement on the bottom line as we achieved our immediate objective of returning to profitability," said Martin Kits van Heyningen, KVH's president and chief executive officer.

Overall, the company's satellite products generated year-over-year revenue growth of 81% for the first quarter with revenue of $13.9 million, compared to $7.7 million in the first quarter of 2003.

"Ongoing efforts to strengthen our leadership position in the marine and land mobile satellite communication markets helped drive quarterly satellite revenues to a record high," continued Mr. Kits van Heyningen. "Expanded marine sales and new OEM customers in the RV marketplace helped strengthen our results for the first quarter."

Reviewing the status of the company's TracVision(R) A5 low-profile satellite TV system, Mr. Kits van Heyningen explained, "As planned, in the first quarter we largely focused on developing market awareness and consumer pull through our marketing and dealer training programs. These efforts helped support our retailers' sell-through of TracVision A5 inventory already in the sales channel. New sales to retailers were lower than in Q4 as that initial channel fill was consumed. Our recent informal channel checks suggest that there is only limited inventory in the retail channel and we anticipate seeing reorders from the dealer network during the second quarter. In response to consumer and retail interest, we have also started to offer the TracVision A5 with a new rooftop mounting system to the RV and motor coach market. This is a natural evolution for our satellite TV antenna technology and allows us to take a step toward our goal of applying our hybrid phased-array antenna across all of our satellite markets. In addition to using our new rooftop mounting system for RVs, we have also started selling the TracVision A5 to several of the country's leading conversion vehicle manufacturers."

Defense revenue, which includes the company's tactical navigation and fiber optic product lines, was approximately $3.5 million for the first quarter, a sequential increase but a 27% decline from the first quarter of 2003 when the company experienced the effect of the preparation for the conflict in Iraq.

"The recovery of our defense sales has been somewhat slower than initially expected as we have not received the $2 million TACNAV (R) product order originally expected in the fourth quarter of 2003," explained Mr. Kits van Heyningen. "Information we have recently received indicates that this order, along with several other U.S. military requests unrelated to KVH products, is now part of a broader needs assessment for the Iraq conflict and has entered a new review cycle with the military. As a result, it is not clear when this order might be placed and we have elected to remove it from our near-term sales forecasts. Because this order was for a standard stock item, we have already started to sell this finished goods inventory."

With regard to the company's financial results, Pat Spratt, KVH's chief financial officer, said, "The first quarter was highlighted by our continued growth, achieving record quarterly revenue, and strong sequential improvement on the bottom line from the fourth quarter of 2003. We benefited from continuing product cost improvement efforts, including progress with regard to the TracVision A5. At 39%, overall gross margin reflected a solid 10-percentage point improvement compared to the fourth quarter of 2003. This is, however, still below the gross margin in the first quarter of 2003 when the product mix consisted of a much larger percentage of military products. Measured as a percentage of quarterly revenue, the company's operating expenses declined to 38% compared to 44% in the first quarter of 2003. While we see room for continued improvement on our balance sheet, we believe that the company's fundamentals remain sound and we are confident in our ability to achieve our financial goals for 2004. Indicative of this is the continuing solid performance in inventory turns as well as the improved aging of our accounts receivable."

Mr. Kits van Heyningen concluded, "This year has started out on a very positive note for KVH. We achieved our first objective of returning to profitability and are now focused on improving profitability through continued revenue growth, product cost improvements and operating expense control. We expect our land and marine satellite business to remain strong and receive additional support from the expansion of TracVision A5 sales in the auto, RV, and conversion vehicle markets. We are also confident that our defense business will make positive contributions to our overall results during the course of the year."

Recent Highlights:

- On February 11, 2004, the company introduced the Tracphone F33, one of the most compact high-powered commercially available mobile satellite communications systems. Tracphone F33 offers global voice coverage and is the first antenna compatible with Inmarsat's Fleet F33 service to also provide access to not only Fleet's 9.6 Kbps data channel but also the high-speed 64 Kbps Mobile Packet Data Service (MPDS).

- On February 13, 2004, KVH announced that it had closed its public offering of 2,750,000 shares of common stock, yielding net proceeds of approximately $48.0 million.

- During the first quarter, several regional retail chains joined KVH's authorized TracVision A5 retail network. Among these were New Jersey-based 6th Avenue Electronics and Good Guys, Inc., with more than 70 stores on the west coast.

- On March 2, 2004, KVH announced that it had successfully demonstrated a TACNAV M100 navigation system enhanced with a satellite communications link. When commercialized, this advancement is expected to permit TACNAV systems to communicate directly with digital battlefield management systems being used by U.S. and allied military forces.

- On April 6, 2004, KVH announced that Coachmen Recreational Vehicle Company had started offering the company's TracVision LF and TracVision SF satellite TV systems on all new Sportcoach Elite diesel motorhomes.

KVH is webcasting its first quarter conference call live at 10:30 a.m. Eastern Time today through the company's web site. The conference call can be accessed at http://www.kvh.com/InvRelations. The audio archive also will be available on the company web site within three hours of the completion of the call.

KVH Industries, Inc., designs and manufactures products that enable mobile communication, navigation, and precision pointing through the use of its proprietary mobile satellite antenna and fiber optic technologies. The company is developing next-generation systems with greater precision, durability, and versatility for communications, navigation, and industrial applications. An ISO 9001-certified company, KVH has headquarters in Middletown, Rhode Island, with a fiber optic and military navigation product manufacturing facility in Tinley Park, Illinois, and a European sales, marketing, and support office in Hoersholm, Denmark.

                              KVH INDUSTRIES, INC. AND SUBSIDIARY
                                 SELECTED FINANCIAL INFORMATION

                         CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                       (in thousands, except per share amounts, unaudited)

                                                                 Three months ended
                                                                      March 31,
                                                           -----------------------------
                                                              2004              2003
                                                           -----------       -----------
Net sales                                                  $  17,997         $   13,119
Cost of goods sold                                            11,024              7,160
                                                           -----------       -----------
   Gross profit                                                6,973              5,959

Operating expenses:
    Research & development                                     1,809              2,115
    Sales & marketing                                          3,834              2,633
    General and administrative                                 1,114                978
                                                           -----------       -----------
Operating income                                                 216                233
   Other expense, net                                              1                 40
   Income tax expense                                             87                 10
                                                           -----------       -----------
Net income                                                 $     128         $      183
                                                           ===========       ===========
Net income per common share
   Basic and diluted                                       $    0.01         $     0.02
                                                           ===========       ===========

Weighted average common shares outstanding:
   Basic                                                      13,131             11,237
                                                           ===========       ===========
   Diluted                                                    13,488             11,682
                                                           ===========       ===========

                             KVH INDUSTRIES, INC. AND SUBSIDIARY
                                SELECTED FINANCIAL INFORMATION

                            CONSOLIDATED CONDENSED BALANCE SHEETS
                                  (in thousands, unaudited)

                                                        March 31, 2004    December 31, 2003
                                                        --------------    -----------------
Assets
   Cash and cash equivalents                               $   47,004        $    2,849
   Accounts receivable, net                                    14,297            11,353
   Inventories                                                  8,258             6,298
   Property and equipment, net                                  8,908             8,723
   Deferred income taxes                                        2,802             2,888
   All other assets                                             1,259             1,960
                                                           -----------       -----------
         Total assets                                      $   82,528        $   34,071
                                                           ===========       ===========

Liabilities and stockholders' equity:
   Accounts payable and accrued expenses                        6,256             6,124
   Debt obligations                                             2,588             2,614
   Stockholders' equity                                        73,684            25,333
                                                           -----------       -----------
        Total liabilities and stockholders' equity         $   82,528        $   34,071
                                                           ===========       ===========

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This press release  contains  forward-looking  statements that involve risks and uncertainties. For example, these forward-looking statements include statements regarding the company's financial and product development goals for 2004, anticipated improvements in profitability, anticipated orders for our satellite communication and military products, expansion of our sales network, potential partnerships with consumer electronics manufacturers, the potential for OEM in-vehicle installation of our products, anticipated improvements in our product margins, our competitive position, our future profitability and revenue growth. The actual results realized by the company could differ materially from the statements made herein. Factors that might cause such differences include, but are not limited to: the unpredictability of the new and emerging market for mobile satellite communications products in automobiles; the uncertainty of customer demand in that market; anticipated increases in competition against the TracVision A5 and our other products; potential difficulties in achieving significant cost reductions for the TracVision A5; the unpredictability of purchasing schedules and priorities of the relatively small number of customers for our defense products; the significant financial impact of the delay of a single order for our defense products; reductions in our overall gross margins
associated   with  a  shift  in  product   mix   toward  our  mobile   satellite
communications products; our dependence on single production lines for our products; our dependence on sole or limited source suppliers; the need to maintain and expand our distribution network; our dependence on third-party satellite networks for programming and satellite services; the potential failure to develop and market new products successfully; challenges in managing anticipated growth; unforeseen changes in competing technologies and products; worldwide economic variances; poor or delayed research and development results;
our  dependence  on  our  key  executive   officers  and   employees;   currency
fluctuations, export restrictions and other international risks; potential product liability claims; changing accounting principles; the difficulty in protecting our proprietary technology; potential claims of intellectual property
infringement;   the  potential  need  for  additional  financing;  and  expenses associated with new corporate governance requirements. These and other factors are discussed in more detail in the company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2004. Copies are available through the company's Investor Relations department and web site, www.kvh.com. KVH assumes no obligation to update its forward-looking statements to reflect new information and developments.

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